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[Good Swartz Brown & Berns LLP Letterhead]


                                 March 26, 2001



Office of the Chief Accountant
Division of Corporation Finance
United States Securities and Exchange Commission
450 Fifth Street N. W.
Washington, D. C.  20549


Gentlemen:

The following is an explanation of the events leading to the retention of Good Swartz Brown & Berns LLP ("GSBB") as independent accountants for Total Film Group (the "Company").

In February 2001, the accounting firm Hollander, Lumer & Co. LLP ("HLC") merged with GSBB and the partner, Victor Hollander ("Hollander") became a partner of GSBB. As a result of the merger of GSBB and HLC and Hollander becoming a partner of GSBB, GSBB accepted substantially all of the clients of HLC and are now clients of GSBB.

We have read Item 4 of the Current Report on Form 8-K Item 4 of Total Film Group dated March 26, 2001 and agree with the statements made therein insofar as they relate to the accounting firms of Good Swartz Brown & Berns LLP and Hollander, Lumer & Co. LLP.


                                        /s/ Good Swartz Brown & Berns LLP

                                        Good Swartz Brown & Berns LLP


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